Exhibit 99.1
News

Investor Contact:	Media Contact:
Dennis C. Fabro	Paige Steers
Senior Vice President,	Director, Public Relations
Investor Relations	(312) 798-6118
(312) 798-6290
Trizec Announces Promotions
     CHICAGO, (March 24, 2006) - Trizec Properties, Inc. (NYSE: TRZ) today announced the promotion of three company officers: Jean Dorans to the position of senior vice president, financial planning and analysis, Patrick Aldrich to the role of treasurer and Jerry Kyriazis to vice president, financial reporting and chief accounting officer, effective March 9, 2006.
     Dorans has been promoted to senior vice president, financial planning and analysis from her previous position as vice president, due diligence and financial analysis. In her new position, Dorans will expand her role in financial planning as well as continue to oversee Trizec’s due diligence department. Dorans has been a Trizec employee for nearly nine years.
     Aldrich assumes his new role as treasurer from his previous position as assistant treasurer and oversees the company’s financing and cash management functions. Aldrich has been a Trizec employee for nearly four years.
     Kyriazis has been named chief accounting officer in addition to his current position as vice president, financial reporting. In this role, Kyriazis oversees all of Trizec’s external financial reporting functions. Kyriazis has been with Trizec for nearly four years.
     Trizec Properties, Inc., a real estate investment trust (REIT) headquartered in Chicago, is one of the largest owners and operators of commercial office properties in the United States. The Company has ownership interests in and manages a high-quality portfolio of 48 office properties totaling approximately 36 million square feet concentrated in the metropolitan areas of seven major U.S. cities. The Company trades on the New York Stock Exchange under the symbol TRZ. For more information, visit Trizec’s Web site at www.trz.com or call toll free at 1 (800) 891-7017.
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Trizec Properties, Inc.	Tel: (312) 798-6000
10 S. Riverside Plaza, Suite 1100	Fax: (312) 466-0185
Chicago, Illinois 60606	www.trz.com

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